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Weyerhaeuser Reports Fourth Quarter Results
•	Net Loss of $1.212 Billion, or $5.73 Per Share
•	Includes $827 Million Goodwill Impairment
•	Real Estate-Related Charges Total $313 Million After Taxes

FEDERAL WAY, Wash. (Feb. 6, 2009) – Weyerhaeuser Company (NYSE: WY) today reported a net loss of $1.212 billion for the fourth quarter, or $5.73 per share, on net sales from continuing operations of $1.8 billion. Last year, Weyerhaeuser reported a fourth quarter net loss of $63 million, or 30 cents per share, on net sales from continuing operations of $2.5 billion.

For the full year 2008, Weyerhaeuser reported a net loss of $1.176 billion, or $5.57 per share, on net sales from continuing operations of $8 billion. This compares with net earnings of $790 million, or $3.60 per share, on net sales from continuing operations of $10.8 billion for 2007.

SIGNIFICANT FOURTH QUARTER 2008 AFTER-TAX ITEMS

	After-Tax Gain (Charge) ($ millions)	Gain (Charge) per diluted share (dollars)
Impairment of goodwill	($827)	($3.91)
Real estate-related charges	($313)	($1.48)
Ownership restructuring of Uruguay assets	$149	$0.70
Closure and restructuring activities	($33)	($0.15)
Gain on early extinguishment of debt	$21	$0.10

Excluding these items, the company reported a net loss of $209 million, or 99 cents per share, in the fourth quarter of 2008.

The upheaval in financial markets during fourth quarter was accompanied by accelerated deterioration of housing markets. In addition, declining demand in emerging markets adversely affected our Cellulose Fibers operations. While closing the company’s books for fourth quarter, management determined these conditions had triggered asset impairments in some of the company’s business segments. The company recognized estimated goodwill impairment charges of $827 million in its Wood Products and Cellulose Fibers segments, and after-tax asset impairments and other real-estate related charges of $313 million in its Real Estate and Corporate and Other segments in the fourth quarter. The goodwill impairments are not deductible for income tax purposes.

SIGNIFICANT FOURTH QUARTER 2007 AFTER-TAX ITEMS

	After-Tax Gain (Charge) ($ millions)	Gain (Charge) per diluted share (dollars)
Real estate-related charges	($85)	($0.40)
Wood Products closures, restructuring and asset impairments	($73)	($0.35)
True-up deferred taxes on Domtar transaction	($22)	($0.10)
Sales of operating facilities and New Zealand joint venture	$27	$0.13
Canadian federal tax rate and Mexican tax law changes	$13	$0.06
Corporate restructuring, Packaging closure and Timberlands wind storm casualty loss charges	($13)	($0.06)

Excluding these items, the company earned $90 million, or 42 cents per share, in the fourth quarter 2007.

“These results reflect the speed and severity of the deterioration of market conditions,” said Dan Fulton, president and chief executive officer. “We’re well aware of our near-term challenges and the uncertainty of the timing of the eventual recovery.  We are taking actions to weather this storm and improve our performance.”

SUMMARY OF FOURTH QUARTER FINANCIAL HIGHLIGHTS

Millions (except per share data)	4Q 2008	4Q 2007	Change
Net earnings (loss)	($1,212)	($63)	($1,149)
Earnings per share	($5.73)	($0.30)	($5.43)
Net sales:
From continuing operations	$1,760	$2,529	($769)
From discontinued operations	$17	$1,408	($1,391)
Total net sales	$1,777	$3,937	($2,160)

SUMMARY OF ANNUAL FINANCIAL HIGHLIGHTS

Millions (except per share data)	2008	2007	Change
Net earnings (loss)	($1,176)	$790	($1,966)
Earnings per share	($5.57)	$3.60	($9.17)
Net sales:
From continuing operations	$8,018	$10,824	($2,806)
From discontinued operations	$3,383	$6,047	($2,664)
Total net sales	$11,401	$16,871	($5,470)

Weyerhaeuser reclassified the Containerboard, Packaging and Recycling operations as discontinued due to the August 2008 sale of the segment’s assets to International Paper. Weyerhaeuser’s Australian operations were also reclassified as discontinued due to the sale of these assets in July 2008. The net sales and revenues of these operations are included in net sales from discontinued operations for both the fourth quarter and full year of 2007, and for the full year of 2008.

SEGMENT RESULTS FOR FOURTH QUARTER
(Contributions to Pre-Tax Earnings)

Millions	4Q 2008	4Q 2007	Change
Timberlands	$62	$148	($86)
Wood Products	($960)	($313)	($647)
Cellulose Fibers	($29)	$80	($109)
Containerboard, Packaging and Recycling	$ -	$99	($99)
Real Estate and Related Assets	($630)	$22	($652)

Effective July 2008, Weyerhaeuser’s international operations outside of North America are reported as part of the Timberlands segment. These operations, which consist primarily of timberlands and related converting operations in South America, were previously reported as part of the Corporate and Other segment.

TIMBERLANDS

	4Q 2008	3Q 2008	Change
Contribution to pre-tax earnings (millions)	$62	$107	($45)

4Q 2008 Performance – Fourth quarter earnings declined from third quarter, primarily due to lower sales of non-strategic timberlands. Additionally, continued weak domestic markets resulted in reduced fee harvest volumes. Segment earnings include losses related to international operations of $10 million in the fourth quarter and $6 million in the third quarter.

1Q 2009 Outlook – Weyerhaeuser expects first quarter 2009 earnings from the Timberlands segment to be comparable to the fourth quarter, as challenging market conditions persist.

WOOD PRODUCTS

	4Q 2008	3Q 2008	Change
Contribution (charge) to pre-tax earnings (millions)	($960)	($146)	($814)

4Q 2008 Performance – Excluding the pre-tax items noted below, the segment’s loss was $77 million more in the fourth quarter.

•	Fourth quarter 2008 included charges of $733 million for the impairment of goodwill, and $28 million for closures, restructuring and impairment of other intangible assets.
•	Third quarter 2008 included charges of $37 million for asset impairments and income of $13 million for a reduction in the hardboard siding claims reserve.

The increased loss from operations is primarily due to significantly lower prices for lumber and oriented strand board, and reduced sales volumes as a result of the continued decline in the housing market.

1Q 2009 Outlook – Weyerhaeuser expects challenging market conditions to continue into the first quarter. Operating losses in first quarter are expected to be comparable to fourth quarter.

CELLULOSE FIBERS

	4Q 2008	3Q 2008	Change
Contribution (charge) to pre-tax earnings (millions)	($29)	$78	($107)

4Q 2008 Performance – Excluding a fourth quarter charge of $94 million for the impairment of goodwill, the segment’s earnings declined $13 million in the fourth quarter.

Fourth quarter earnings from operations decreased due to lower pulp price realizations, reduced shipment volumes and lower capacity utilization as we slowed production to match declining demand. Shipment volumes were adversely affected by a sudden drop in demand in emerging markets. Weaker pulp prices were partially offset by increased earnings in our liquid packaging and newsprint businesses.

1Q 2009 Outlook – First quarter earnings for the segment are expected to be significantly lower than fourth quarter earnings from operations. Weyerhaeuser anticipates lower pulp prices and increased costs related to annual maintenance. We will continue to manage production to meet declining demand.

REAL ESTATE

	4Q 2008	3Q 2008	Change
Contribution (charge) to pre-tax earnings (millions)	($630)	($316)	($314)

4Q 2008 Performance – Excluding the pre-tax items noted below, the segment’s loss was $10 million more than third quarter.

•	Asset impairment and other real estate-related charges were $474 million in fourth quarter compared to $235 million in third quarter.
•	Fourth quarter included a loss of $130 million on land sales compared to an $87 million loss in third quarter.
•	Fourth quarter included restructuring charges of $10 million.
•	Third quarter included $12 million of income from a commercial partnership investment.

The already depressed housing market was further affected by increased financial turmoil. Job losses, both actual and announced, and a loss of consumer confidence reduced the number of potential home buyers. Increasing foreclosures added inventory to the marketplace causing lower appraisal values and home sale prices.

In light of these deteriorating market conditions and increased uncertainty regarding the timing of recovery, the company reviewed its homebuilding projects and land portfolio to determine whether the assets would continue to be held for development or sold. During fourth quarter, management decided to sell some of its land portfolio, which required the company to write the land assets down to current fair value, resulting in impairments. Impairments also were recorded on projects and land held for development.

Homebuilding operations closed 755 units, a 5 percent increase from third quarter, reflecting seasonal sales activity. The average price of home sales closed was slightly lower than the previous quarter. The backlog of homes sold, but not closed, was slightly more than two months. Traffic in our real estate developments decreased 33 percent from the both the prior quarter, and from fourth quarter last year.

1Q 2009 Outlook – Weyerhaeuser expects first quarter home closings to be seasonally lower than fourth quarter. We expect the market conditions discussed above to continue. Excluding impairments, and sales of land and other assets, the segment’s loss from homebuilding operations is expected to increase in the first quarter.

CORPORATE AND OTHER

Fourth quarter results for the Corporate and Other segment include the following pre-tax items:

•
An additional gain of $149 million on the restructuring of our joint venture investments in Uruguay. The restructuring occurred in the second quarter and the asset valuation was finalized in the fourth quarter.

•	A gain of $33 million in connection with the early extinguishment of debt.
•	A charge of $22 million to write off capitalized interest related to impaired Real Estate homebuilding assets.
•	A charge of $13 million for corporate restructuring activities.

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world’s largest forest products companies, was incorporated in 1900. In 2008, sales were $8 billion. It has offices or operations in 10 countries, with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction and development. Additional information about Weyerhaeuser’s businesses, products and practices is available at http://www.wy.com.

EARNINGS CALL INFORMATION

Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on Feb. 6 to discuss fourth quarter results.

To access the conference call from within North America, dial 1-800-240-2134 at least 15 minutes prior to the call. Those calling from outside North America should dial 1-303-262-2194. Replays will be available for one week at 1-800-405-2236 (access code - 11125016#) from within North America and at 1-303-590-3000 (access code - 11125016#) from outside North America. The call is being webcast through our website at http://investor.weyerhaeuser.com by clicking on the “Q4 2008 Earnings Conference Call” link.

The webcast is available through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at http://www.fulldisclosure.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected site, StreetEvents (http://www.streetevents.com).

FORWARD LOOKING STATEMENTS

This news release contains statements concerning the company’s future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on various assumptions and may not be accurate because of risks and uncertainties surrounding these assumptions.  Factors listed below, as well as other factors, may cause actual results to differ significantly from these forward-looking statements.  There is no guarantee that any of the events anticipated by these forward-looking statements will occur.  If any of the events occur, there is no guarantee what effect they will have on company operations or financial condition.  The company will not update these forward-looking statements after the date of this news release.

Some forward-looking statements discuss the company’s plans, strategies and intentions.  They use words such as “expects,” “may,” “will,” “believes,” “should,” “approximately,” “anticipates,” “estimates,& #8221; and “plans.”  In addition, these words may use the positive or negative or other variations of those terms.

This release contains forward-looking statements regarding the company’s expectations during the first quarter of 2009 regarding: the company’s markets, earnings and performance of the company’s business segments, declines in home sales, lower timberland harvest levels, lower export log prices, lower fuel and timberlands salvage costs, decreasing pricing and volumes for the company’s wood products, lower pulp prices, increased maintenance costs, continued mill curtailments and shut downs and related matters. The major risks, uncertainties and assumptions that affect the company’s businesses and may cause actual results to differ from these forward-looking statements, include, but are not limited to:

•	The effect of general economic conditions, including housing starts, the level of interest rates, availability of financing for home mortgages and employment rates;
•	Market demand for the company’s products, which may be tied to the relative strength of various U.S. business segments and economic conditions;
•	Performance of the company’s manufacturing operations, including unexpected maintenance requirements;
•	The successful execution of internal performance plans and cost reduction initiatives;
•	The level of competition from domestic and foreign producers;
•	The effect of forestry, land use, environmental and other governmental regulations, and changes in accounting regulations;
•	The effect of weather;
•	The risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;
•	Energy prices;
•	Raw material prices;
•	Chemical prices;
•	Transportation costs;
•	Legal proceedings;
•	The effect of timing of retirements and changes in the market price of company stock on charges for stock-based compensation; and
•	Performance of pension fund investments and related derivatives.

The company also is a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan.  It also is affected by changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Euro and the Canadian dollar. Restrictions on international trade or tariffs imposed on imports also may affect the company.